UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	August 16, 2007
Date of earliest event reported:	August 12, 2007

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.
Naperville, Illinois 60563
(Address of principal executive offices) (Zip Code)

(630) 438-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2007, OfficeMax Incorporated (the “Company”) and Michael D. Rowsey, former president of the Company’s Contract Division, entered into a General Waiver and Release of Claims (the “Release Agreement”) pursuant to the Company’s Executive Officer Severance Pay Policy.

The Release Agreement provides that Mr. Rowsey, on behalf of himself, his spouse, heirs, executors, administrators, children, and assigns, releases and discharges the Company and its affiliates and employee benefit plans, and all of their respective officers, trustees, directors, employees, agents and shareholders, and all of their successors and assigns, from and for all claims, whether known or unknown as of the execution date of the Release Agreement, other than claims for vested retirement benefits, rights under the Release Agreement and claims that can not be released as a matter of law.

In addition, Mr. Rowsey agrees that he will preserve the confidentiality of all confidential and proprietary information of the Company.  Finally, Mr. Rowsey also agrees that during the period in which he is paid severance he will not (i) be directly or indirectly employed by or provide services to a competitor of the Company, (ii) directly or indirectly attempt to solicit any customer of the Company for the purpose of selling or distributing products or services similar to or competing with the Company’s, or (iii) attempt to induce any then-current associate of the Company to leave its employ or otherwise interfere with the Company’s relationship with its employees.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Release Agreement, included as Exhibit 99.1 to this filing.  Exhibit 99.1 is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1                                    General Waiver and Release of Claims

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    August 16, 2007

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description
99.1	General Waiver and Release of Claims